Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Incentive Stock Plan, as amended, and the 2014 Equity Incentive Plan of KemPharm, Inc. of our report dated March 11, 2015, except for the effect of the reverse stock split discussed in the fifth paragraph of Note 16 to the financial statements, as to which the date is April 3, 2015, with respect to the financial statements of KemPharm, Inc. included in its Registration Statement on Form S-1 (No. 333-202660), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 29, 2015